U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 26, 2010

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25067 (Commission file number)	87-0365673 (I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 26, 2010, Private Media Group, Inc. (the “Company”) was notified by the Staff of The NASDAQ Stock Market that the Company has regained compliance with the NASDAQ rule requiring that the Company maintain a minimum bid price of $1.00 per share for continued inclusion on The NASDAQ Global Market (the “Minimum Bid Price Rule”). Therefore, the Company’s common stock is no longer subject to NASDAQ delisting proceedings.

The common stock will continue to trade under the symbol “PRVTD” through April 8, 2010, in accordance with NASDAQ rules, to reflect the implementation of the one-for-three reverse stock split effective March 12, 2010. On April 9, 2010, the common stock will resume trading under the symbol “PRVT”.

As previously reported, on September 15, 2009, the Company was notified by The NASDAQ Stock Market that it was not in compliance with the Minimum Bid Price Rule, and was provided a grace period of 180 days, until March 15, 2010, to regain compliance with the Minimum Bid Price Rule for at least 10 consecutive trading days before the common stock would be subject to delisting procedures. As of March 11, 2010, the Company had not regained compliance with the Minimum Bid Price Rule, and accordingly it effected a one-for-three reverse split of its common stock effective March 12, 2010, which was intended to increase the per share trading price to satisfy the Minimum Bid Price Rule. As of March 25, 2010, the common stock had achieved a closing bid price of $1.00 for 10 consecutive days, thereby achieving compliance with the Minimum Bid Price Rule.

A copy of the press release issued by Private on March 29, 2010, regarding the regaining of compliance with the Minimum Bid Price Rule is included in this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Exhibit Description

99.1	Press Release dated March 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date: April 1, 2010	/s/ Johan Gillborg
Johan Gillborg, Chief Financial Officer